EXHIBIT 10.2

JOHN DOE                                                April 1, 2013
ABC DEPARTMENT
MAIL CODE

Dear John:

Effective April 1, 2013, you have been granted an award of Restricted Stock Units over X,XXX shares of Stock (the “Award”). Capitalized terms that are not defined in this Notice of Grant are references to defined terms in the Plan or the Award Agreement to which this Notice of Grant is attached. This document is the “Notice of Grant” referred to in the Award Agreement.

Granted To:                    JOHN DOE
Grant Date:                    April 1, 2013
Performance Threshold Measurement Periods:    January 1, 2013 ending December 31, 2013
January 1, 2014 ending December 31, 2014
January 1, 2015 ending December 31, 2015
Service Vesting Period:                April 1, 2013 ending April 1, 2016
Grant (maximum # of shares underlying Award):     X,XXX

These units are subject to the terms and conditions of the Regions Financial Corporation 2010 Long Term Incentive Plan (the “Plan”) and the attached Restricted Stock Unit Award Agreement (the “Award Agreement”).

Subject to the terms of the Plan, the Award Agreement and this Notice of Grant, your satisfying the Service Vesting Period requirements set forth above and the Company’s achievement of the Capital and Liquidity Performance Thresholds specified below during each of the periods beginning January 1, 2013 and ending December 31, 2013, beginning January 1, 2014 and ending December 31, 2014 and beginning January 1, 2015 and ending December 31, 2015 (each, a “Performance Threshold Period” and, collectively, the “Performance Threshold Periods”), you will be entitled to receive up to the number of shares of Stock specified above under “Grant”. To the extent that (i) the Capital Performance Threshold has not been satisfied for each Performance Threshold Period, 20% of the shares of Stock specified above under “Grant” will be forfeited, and (ii) the Liquidity Performance Threshold has not been satisfied for each Performance Threshold Period, 20% of the shares of Stock specified above under “Grant” will be forfeited. For purposes of this Award, the Company’s performance will be measured relative to the following Capital and Liquidity Performance Thresholds as certified by the Committee:

(i) “Capital Performance Threshold”: Capital Action Decision Tree Status as defined in the Capital Policy must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii) “Liquidity Performance Threshold”: Risk for Primary Liquidity Level must remain at “Moderate” or better as established in the Market & Liquidity Risk Framework document.

Notwithstanding the achievement of the Capital and Liquidity Performance Thresholds, in order to be eligible to receive any shares of Stock under this Award, you must remain employed with the Company or one of its Subsidiaries through the third anniversary of the Grant Date set forth above (the “Service Vesting Period”), except as otherwise provided in the Award Agreement to which this Notice of Grant is attached.

By your signature below, you and Regions agree that this Award is granted under, governed by, and subject to, the terms and conditions of the Plan and the Award Agreement, which is attached hereto and made a part of this Notice of Grant.

Please sign one copy of this Notice of Grant and return it to Executive Compensation, Regions Center, 16th Floor in the enclosed pre-addressed interoffice envelope.

_________________________________        __________
Signature                    Date

PLEASE KEEP A COPY FOR YOU RECORDS

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2010 LONG TERM INCENTIVE PLAN

You have been granted an award of Restricted Stock Units (the “Award”) under the Regions Financial Corporation 2010 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Award. Capitalized terms that are not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant that is attached to this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently accessible by logging in to your account at Solium Shareworks, the online equity compensation management system for Regions Financial Corporation (“Regions”). If you do not have access to a personal computer and would like copies of the documents, please contact Executive Compensation at (205) XXX-XXXX. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests and the vesting conditions for your Award are set forth in the enclosed grant notice (“Notice of Grant”). The number of Restricted Stock Units referenced in the Notice of Grant represent the maximum number of shares of Stock issuable under this Award (“Maximum Award”). The portion of the Maximum Award that becomes issuable to you is dependent on the extent to which you satisfy the Service Vesting Period requirements set forth in the Notice of Grant and the extent to which the Company achieves the Capital and Liquidity Performance Thresholds specified in the Notice of Grant, as certified by the Committee. Except as otherwise specified herein, at the end of the Performance Threshold Measurement Periods and the Service Vesting Period specified in the Notice of Grant (collectively, the “Vesting Period”), the Committee shall certify the level of achievement of the Capital and Liquidity Performance Thresholds and shall determine the number of shares of Stock, if any, payable to you under this Award. In order to receive such shares of Stock, you must still be employed by Regions or one of its Subsidiaries through the end of the Vesting Period (except as provided below). On such date, the number of shares of Stock payable under this Award, if any, will be issued and released to your control.

During the Vesting Period, the Restricted Stock Units will be accounted for by the Company in a bookkeeping account. Since this Award constitutes a grant of Restricted Stock Units, there are no voting rights applicable to these Restricted Stock Units. During the Vesting Period, all ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon shares of Stock underlying the Maximum Award had such shares of Stock been issued will be accumulated (and deemed reinvested in shares of Stock based on the then current value of a share of Stock) and paid at the time and to the extent this Award vests (the “Dividend Equivalents”). Upon the vesting of this Award and any Dividend Equivalents, you may elect to satisfy any federal tax withholding requirements in whole or in part by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If, during the Restricted Period, any of the following events occurs, this Award will be treated as described below:

•
Notwithstanding anything in the Plan to the contrary, in the event a Change in Control occurs then, upon the Change in Control, the portion of your Award that is subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds for any Performance Threshold Period that ends after the closing of the Change in Control will convert to time-based vesting for the duration of the applicable Performance Threshold Period. In the event a Change in Control occurs and your employment is terminated by the Company without Cause or by you for Good Reason, in each

•
case, within the twenty-four (24) month period following the Change in Control, this Award (i.e., the portion of your Maximum Award that is not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (60%) and the portion of the Award that was subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds and was converted to time-based vesting in accordance with the preceding sentence (up to 40%)) will fully vest upon such termination of employment and shares of Stock equivalent to the Maximum Award will be issued to you.

•
Your employment terminates due to your death, then as soon as practicable following your death, your Award will fully vest, unless otherwise specifically prohibited by applicable laws, rules or regulations, and shares of Stock equivalent to the Maximum Award will be issued to your estate.

•
Your employment terminates due to (a) your Disability or (b) your retirement (on or after age 65 or on or after you attain age 55 with 10 years of service) any time on or after November 30th of the year during which the Award is granted, then (i) the portion of your Maximum Award that is not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (60%) shall fully vest upon your termination of employment, unless otherwise specifically prohibited by applicable laws, rules or regulations, and shares of Stock will be issued to you, and (ii) the portion of this Award that is subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (40%) shall continue to vest in accordance with its terms.

•
Your employment is terminated by the Company without Cause, then the units equivalent to the Maximum Award will be pro-rated for the portion of the Restriction Period between the Grant Date and the date your employment terminated and then (i) the pro rata portion of your award that is not subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (60%) shall vest upon your termination of employment, unless otherwise specifically prohibited by applicable laws, rules or regulations and shares of Stock will be issued to you, and (ii) the pro rata portion of this Award that is subject to vesting based on achievement of the Capital and Liquidity Performance Thresholds (40%) shall continue to vest in accordance with its terms.

Notwithstanding anything herein to the contrary, if you are or become eligible for retirement as defined above at any time during the Vested Period and if you are a “specified employee” at the time you separate from service with Regions, to the extent the Award is determined to be “deferred compensation” within the meaning of Section 409A of the Code, to the extent shares of Stock become issuable to you upon any separation from service described above, such shares shall be issued to you on the date that is six months after your separation from service, all as determined in accordance with Section 409A of the Code.

If your employment with Regions terminates during the Vesting Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Any amounts paid or payable or shares of Stock delivered or deliverable under this Award shall be subject to claw-back and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the enclosed Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement and the Plan and you further acknowledge and agree as follows: (1) That this Award Agreement and the Plan set forth the entire agreement of Regions and you relating to the subject matter of this document and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth herein; (3) that no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Committee and is agreed to in writing signed by an officer of Regions actually authorized to do so, and (4) that this Award Agreement is binding on Regions’ successors and assigns. You also agree that Regions, the Board and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a way that prevents this Award from vesting. This Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee or any officer, agent or employee of Regions for any forfeiture of the Award that results from such action or omission.

I congratulate you on your award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:

Name: Grayson Hall
Title: President and Chief Executive Officer